SUBSIDIARIES OF THE REGISTRANT





                                                                      State of
                                                    Percentage     Incorporation
                                                       of               or
      Parent                 Subsidiary             Ownership      Organization
------------------   ---------------------------    ---------      ------------

Ottawa Financial
 Corporation                  AmeriBank                100%           Federal

AmeriBank                 OS Services, Inc.            100%          Michigan

AmeriBank                AmeriPlan Financial           100%          Michigan
                           Services, Inc.

AmeriBank            AmeriBank Mortgage Company        100%          Michigan
                      (formed January 1, 2000)


     The financial statements of Ottawa Financial Corporation are consolidated with those of its subsidiaries.